Exhibit 99

FOR RELEASE 5:00 PM EDT, THURSDAY, MAY 7, 2009

Contact:                      Teresa Ely, Director of Shareholder Relations

Telephone:                 (304) 530-0526

Email:                           tely@SummitFGI.com

Summit Financial Group Announces First Half 2009 Semi-Annual Dividend

MOOREFIELD, WV – May 7, 2009 –The Board of Directors of Summit Financial Group, Inc. (NASDAQ: SMMF) recently declared a semi-annual cash dividend on the Company’s common stock of $0.06 per share, or $0.12 per share on an annualized basis.  This dividend represents a reduction of $0.24 per share, or 67 percent, from the $0.36 paid annually in 2008. The dividend is payable on June 15, 2009 to shareholders of record as of the close of business on June 1, 2009.

President and CEO H. Charles Maddy, III commented, “We believe we are serving our Company’s best interests and those of our shareholders by reducing the dividend to preserve capital. We are presently and fully expect to remain "well-capitalized" under bank regulatory capital requirements, but we believe it is prudent to maintain a greater capital cushion in these uncertain times.  We are grateful for our shareholders’ support as we confront the challenges of the current economy.”

ABOUT THE COMPANY

Summit Financial Group, Inc., a financial holding company with total assets of $1.6 billion, operates fifteen banking locations through its wholly-owned community bank, Summit Community Bank, headquartered in Moorefield, West Virginia.  Summit also operates Summit Insurance Services, LLC headquartered in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties.  Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies.  We undertake no obligation to revise these statements following the date of this press release.